EXHIBIT 5.1

April 1, 2005

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on April 1, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,274,948 shares of Class B Common Stock, par value $0.01 per share, reserved for issuance under the Marchex, Inc. 2003 Amended and Restated Stock Incentive Plan. Such shares of Class B Common Stock are referred to herein as the “Shares” and such plan is referred to herein as the “Plan”. As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

NIXON PEABODY LLP

/s/ Nixon Peabody LLP